SUB-ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this 2nd day of March, 2015, by and between Green Century Capital Management, Inc., a Massachusetts corporation (“GCCM”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (“UMBFS” or the “Sub-Administrator”).

WHEREAS, Green Century Funds, a Massachusetts business trust (the “Trust”), is an open-end investment company registered under the 1940 Act (as defined below) and is authorized to issue Shares; and

WHEREAS, pursuant to an Administrative Services Agreement (the “Administrative Agreement”), GCCM serves as the administrator (the “Administrator”) for the Funds (as defined below); and

WHEREAS, GCCM and UMBFS desire to enter into an agreement pursuant to which UMBFS shall provide Services (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of GCCM. Any officer of GCCM shall be considered an Authorized Person (unless such authority is limited in a writing from GCCM and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Trust.

“By-Laws” shall mean the Trust’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which GCCM has appointed UMBFS to provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by UMBFS from GCCM with respect to which GCCM has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund.

2. Appointment and Services

(a) GCCM hereby appoints UMBFS as sub-administrator and fund accountant of the Funds and hereby authorizes UMBFS to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by GCCM and its current and prior agents and service providers, UMBFS will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, UMBFS shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall UMBFS provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b) UMBFS may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that UMBFS shall remain responsible to GCCM for all such delegated responsibilities in accordance with the terms and conditions of this Agreement and liable for the actions or omissions of any such sub-contractor or agent, in the same manner and to the same extent as if UMBFS were itself providing such Services.

(c) UMBFS’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBFS hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of GCCM, the Trust, any Fund or by any other current or prior agent or service provider. To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of the Services.

(d) It is understood that in determining security valuations, UMBFS employs one or more pricing services, as directed by GCCM, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. GCCM shall identify to UMBFS the pricing service(s) to be utilized. UMBFS shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by UMBFS, the Trust shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to UMBFS the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i) Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations)

available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by UMBFS and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(ii) Methodologies used to provide the pricing portion of certain data may rely on valuations, however, GCCM acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

GCCM assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by UMBFS and its suppliers in this regard.

(e) Subject to the terms of Section 8, and where applicable, UMBFS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by UMBFS for the Trust. All such books and records shall be maintained in a form in compliance with applicable law. To the extent required by Rule 31a-3 under the 1940 Act, UMBFS hereby agrees that all records which it maintains for the Trust hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon GCCM’s or the Trust’s request. Such books and such records shall be open for inspection upon reasonable prior notice by duly authorized officers, employees or agents of GCCM or the Trust and the independent registered public accounting firm of the Trust.

(f) Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by UMBFS.

(g) Nothing in this Agreement shall be deemed to appoint UMBFS and its officers, directors and employees as GCCM’s or the Trust’s attorney, form an attorney-client relationship or require the provision of legal advice. The Trust acknowledges that UMBFS’s in-house attorneys exclusively represent UMBFS and the Trust’s legal counsel will provide independent judgment on the Trust’s behalf. Because no attorney-client relationship exists between UMBFS’s in-house attorneys and GCCM or the Trust, any information provided to the UMBFS’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. UMBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3. Representations and Deliveries

(a) GCCM shall deliver or cause the following documents to be delivered to UMBFS:

(i) A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by the Secretary of the Trust;

(ii) Copies of the Trust’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii) All other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.

(b) GCCM represents and warrants to UMBFS that:

(i) The Trust is a business trust duly organized and existing under the laws of the State of Massachusetts.

(ii) The Trust is duly registered as an open-end investment company under the 1940 Act.

(iii) A Registration Statement under the 1933 Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv) GCCM and the Trust will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained or will timely obtain all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c) GCCM shall cause the Trust’s officers, trustees, sub-advisers, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with UMBFS and to provide UMBFS with such information, documents and communications relating to the Funds and the Trust as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform the Services. In connection with the performance of the Services, UMBFS shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to UMBFS by a representative of the Funds or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of GCCM. UMBFS shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of GCCM, the Trust, a sub-adviser or service provider until receipt of written notice thereof from GCCM.

(d) The Board and GCCM have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus. UMBFS’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the UMBFS will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the

Services it has agreed to provide hereunder, and will promptly notify GCCM if it becomes aware of any material non-compliance which relates to the Trust. UMBFS shall provide GCCM with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e) GCCM will notify UMBFS of any discrepancy between UMBFS and GCCM, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by UMBFS to GCCM; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f) GCCM agrees that it shall advise UMBFS in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

(g) UMBFS represents and warrants to GCCM that:

(i) It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii) UMBFS shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon GCCM’s reasonable request, UMBFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv) UMBFS shall exercise reasonable care in the performance of the Services.

(h) UMBFS undertakes to comply with any applicable laws, rules and regulations of government authorities having jurisdiction with respect to the Services performed by UMBFS hereunder.

(i) Annually, and as may otherwise be reasonably requested by GCCM or the Trust, UMBFS shall deliver a written report prepared by UMBFS’s independent registered public accounting firm with respect to the fund accounting Services provided by UMBFS under this Agreement.

(k) UMBFS will maintain insurance at all times during the term of this Agreement in a commercially reasonable amount sufficient to cover its obligations under this Agreement. Unless prohibited by law, legal process or to maintain the attorney/client privilege, UMBFS will promptly notify GCCM of any claims against it with respect to the Services performed under this Agreement, and whether or not they may be covered by insurance. UMBFS agrees to annually provide GCCM with summaries of its applicable insurance coverage upon request.

(l) Upon the occurrence of any event which causes or may cause any loss, damage or expense to the Trust or a Fund (i) UMBFS shall promptly notify GCCM of the occurrence of such event and (ii) UMBFS shall, and shall use its best efforts to cause any applicable sub-contractor or other agent to, use all commercially reasonable efforts and take all reasonable steps under the circumstances, to mitigate the effects of such event and to avoid continuing harm to the Trust and the Funds.

4. Fees and Expenses

(a) As compensation for the performance of the Services, GCCM agrees to pay UMBFS the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount calculated based on the number of days in the then applicable month divided by the number of days in the Funds’ then current fiscal year for basis points and minimum annual fees and in an amount equal to at least 1/12th of the applicable annual fee for other fees. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by GCCM, enhancements to current Services, or to add Funds. GCCM agrees to pay UMBFS’s then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement. In addition, to the extent that UMBFS corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, UMBFS shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b) For the purpose of determining fees payable to UMBFS, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable ten days following calculation and billing of the fees. Should this Agreement be terminated or GCCM or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be payable ten days following calculation and billing of the fees.

(c) UMBFS will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. UMBFS shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and and other service providers; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; typesetting, printing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; typesetting, printing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities except those incurred by UMBFS as part of its day-to-day performance of the Services; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Administrator, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. UMBFS shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from GCCM.

(d) GCCM also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e) GCCM agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to GCCM for payment of reimbursable out-of-pocket expenses.

(f) GCCM is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the Due Date, GCCM agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, GCCM shall pay UMBFS’s reasonable attorney’s fees and court costs if any amounts due UMBFS in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of GCCM’s late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of GCCM’s default or prevent UMBFS from exercising any other rights and remedies available to it.

(g) In the event that any charges are disputed, GCCM shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the tenth (10th) business day after the day on which UMBFS provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

5. Confidential Information

UMBFS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds, including but not limited to information regarding the Funds’ portfolio holdings and former and current shareholders, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Funds, UMBFS will endeavor to notify GCCM promptly and to secure instructions from a representative of GCCM as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein.

UMBFS acknowledges and agrees that any breach or threatened breach of this Section 5 would cause not only financial damage, but irreparable harm to the Funds; for which money damages may not provide an adequate remedy. Accordingly, in the event of a breach or threatened breach of this Section 5, GCCM, on behalf of the Funds shall (in addition to all other rights and remedies they may have pursuant to this Agreement, and at law and in equity) be entitled to seek an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any confidential information.

The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6. Limitation of Liability

(a) UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by GCCM, the Trust or the Funds in connection with the matters to which this Agreement relates, except for an error of judgment, mistake of law, or loss resulting from UMBFS’s willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the UMBFS from an officer or representative of GCCM, the Trust, or from any Authorized Person; (ii) any action taken or omission by a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), GCCM, a sub-adviser or representatives of the Trust.

(b) Notwithstanding anything herein to the contrary, UMBFS will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c) In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d) The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7. Indemnification

(a) GCCM agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, the “UMBFS Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any UMBFS Indemnified Party or for which any UMBFS Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to:

(i) any action or omission of UMBFS except to the extent a Claim resulted from UMBFS’s willful misfeasance, bad faith, fraud or gross negligence in the performance of Services hereunder or from reckless disregard by it of its obligations and duties hereunder;

(ii) UMBFS’s reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by UMBFS from an officer or representative of GCCM or the Trust, or from any Authorized Person;

(iii) any action taken, or omission by, GCCM, a Fund, the Trust, a sub-adviser, any Authorized Person or any past or current service provider (not including UMBFS);

(iv) GCCM’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of GCCM’s gross negligence or misconduct or breach of any representation or warranty of GCCM made herein; and

(v) its reliance on the security valuations without investigation or verification provided by pricing service(s), GCCM, a sub-adviser or representatives of the Trust.

(b) UMBFS agrees to indemnify and hold harmless GCCM and the Trust and their respective employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, the “Green Century Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Green Century Indemnified Party or for which any Green Century Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to UMBFS’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of UMBFS’s gross negligence or misconduct or breach of any representation or warranty of UMBFS made herein.

(c) Promptly after receipt by an Indemnified Party of notice of the commencement of an investigation, action, claim or proceeding, the Indemnified Party shall, if a claim for indemnification in respect thereof is made under this section, notify the indemnifying party in writing of the commencement thereof, although the failure to do so shall not prevent recovery by any Indemnified Party. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel and notifies the Indemnified Party of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the indemnifying party’s election. If the indemnifying party does not elect to assume the defense of any such suit, or in case the Indemnified Party does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnifying party, or in case there is a conflict of interest between the indemnifying party and any Indemnified Party, the indemnifying party will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Indemnified Party and them. The indemnification agreement contained in this Section 7 and the Parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure to the benefit of each Indemnified Party and their estates and successors. The Parties agree to promptly notify an Indemnified Party of the commencement of any litigation or proceedings against an indemnifying party or any of its officers or directors in connection with the issue and sale of any of the Shares.

(d) The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8. Term

(a) This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund for a three-year period beginning on the date of this Agreement. Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods.

(b) In the event this Agreement is terminated by GCCM prior to the end of the Initial Term, GCCM shall be obligated to pay UMBFS the remaining balance of the fees payable to UMBFS under this Agreement through the end of the Initial Term. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice of not less than ninety (90) days prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Trust, UMBFS shall deliver the records of the Trust to the Trust or its successor service provider at the expense of GCCM in a form that is consistent with UMBFS’s applicable license agreements, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. GCCM shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by UMBFS. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Trust or a Fund(s), and UMBFS’s agreement to provide additional Services in connection therewith, UMBFS shall provide such Services and be entitled to such compensation as the parties may mutually agree. UMBFS shall not reduce the level of service provided prior to termination following notice of termination by the Trust.

9. Power of Attorney

GCCM hereby grants to UMBFS the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

10. Miscellaneous

(a) Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: General Counsel

If to the GCCM:	Green Century Capital Management, Inc.
114 State Street, Suite 200
Boston, MA 02109
Attention: President
Attention: Treasurer

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c) This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e) The services of UMBFS hereunder are not deemed to be exclusive. UMBFS may render administration and fund accounting services and any other services to others, including other investment companies.

(f) The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement is executed by GCCM and the obligations hereunder are not binding upon any of the Board members, officers or Shareholders individually. To the extent of any obligation of the Trust or any Fund arising out of this Agreement, the parties shall look only to assets of the applicable Fund for satisfaction of such obligation and shall have no claim against the assets of any other Fund. It is expressly agreed that the obligations, if any, of a Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust or a Fund personally, but shall bind only the property of the applicable Fund, and to the extent such Trustees or officers of the Trust are regarded as entering into this Agreement, they do so only as Trustees or officers and not individually.

(h) This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of UMBFS and GCCM and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j) UMBFS shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to GCCM hereunder.

(k) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that UMBFS may, in its sole discretion and upon advance written notice to GCCM, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of GCCM.

(m) GCCM hereby grants to UMBFS the right to identify the Fund as a client and to use the Fund’s name and logo in client lists on UMBFS’ website, for marketing purposes and in requests for information and proposals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

GREEN CENTURY CAPITAL MANAGEMENT, INC.
(“GCCM”)

By:	/s/ Kristina Curtis
Title:	Treasurer
Date:	12/17/14

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Anthony Fischer
Title:	President
Date:	12/22/14

Schedule A

to the

Administration and Fund Accounting Agreement

by and between

Green Century Capital Management, Inc.

and

UMB Fund Services, Inc.

NAMES OF FUNDS

Green Century Balanced Fund

Green Century Equity Fund

Schedule B

to the

Administration and Fund Accounting Agreement

by and between

Green Century Capital Management, Inc.

and

UMB Fund Services, Inc.

SERVICES

Subject to the direction of, and utilizing information provided by GCCM, the Trust, any sub-adviser, and the Trust’s agents, UMBFS will provide the following services:

Sub-Administration

(1) provide office space, facilities, equipment and personnel to carry out its services hereunder;

(2) compile data for and prepare with respect to the Funds timely Notices to the Commission required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR;

(3) prepare the financial statements and other required sections for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act as well as Forms N-CSR and N-Q;

(4) assist in the preparation, including Edgarization and filing, of all SEC required filings of 1940 Act registered investment management companies;

(5) provide the monthly calculations of the Funds’ and its service providers’ asset based fees;

(6) prepare financial information required in amendments to the Trust’s Registration Statement;

(7) prepare or review amendments to the Trust’s Registration Statement at the direction of GCCM, in each case subject to the review and approval of the Trust’s legal counsel;

(8) compile financial information required for proxy statements;

(9) assist in the acquisition of directors’ and officers’ liability policies and assist in obtaining competitive bids for the same at the request of Green Century Capital;

(10) assist in the maintenance of the Trust’s fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

(11) prepare and/or file all documents to be filed with states identified by Green Century Capital to qualify and maintain the qualification of the Funds’ securities for sale in those states and monitor daily sales activity to ensure compliance;

(12) develop with GCCM and/or legal counsel of the Trust an agenda for each board meeting, coordinate the preparation of customized board reports, including without limitation details of Rule 12b-1 payments, if any, Trust code of ethics compliance and broker commissions, and attend (either in person or by phone) board meetings and prepare minutes;

(13) calculate dividend and capital gains distributions, each subject to review and approval by the Trust and, if requested, its independent accountants;

(14) prepare relevant shareholder tax notifications relating to tax treatment of distributions;

(15) periodically compute total returns and yields in accordance with the requirements of the Commission;

(16) prepare all schedules and provide assistance as required by the independent accountants of the Trust to ensure an efficient and cost-effective audit;

(17) coordinate the assembly of information requested by the Commission examiners and be available to assist with or handle routine Commission examinations or audits;

(18)	provide office facilities for examinations or audits;

(19)	serve as the Trust’s contact for data reporting services;

(20) compile comparative industry data for use in connection with service provider contract approvals and renewals using information from Lipper Analytical Services, Morningstar or other industry data bases;

(21) periodically analyze fund performance results and sales growth against the industry using Lipper Analytical Services, Morningstar or other industry data bases and benchmark calculations including the Custom Balanced Index, as defined in the Funds’ Prospectus;

(22) maintain and/or coordinate with other service providers the maintenance of the records and other documents related to the services provided by Sub-Administrator hereunder as required under Rule 31a-1(a) and (b) under the 1940 Act;

(23) maintain records to monitor gains and losses from wash sales and the ongoing impact on the tax basis of investments;

(24) with respect to each Fund, review the quarterly compliance report of the Fund’s sub-advisor, and report to the board at its quarterly meetings the results of its review;

(25) at the request of GCCM and upon the approval of Sub-Administrator, which approval will not be unreasonably withheld, generally assist the Trust and the Funds with administrative matters necessitated by any changes to the 1940 Act or any rule or regulation thereunder, including any new provisions, rules or regulations under the 1940 Act (it being understood that Sub-Administrator shall not be required to perform any additional services which would require a significant increase in Sub-Administrator’s time and effort hereunder); and

(26)	provide occasional guidance with regard to policy, structure and other issues relating to the Funds.

Fund Accounting

(1) Cash Processing:

a.	Provide GCCM, the sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

(2) Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for each Fund, using security information provided by GCCM or sub-adviser(s);

b.	On a day that the Fund is open for business (a “Business Day”), process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from GCCM and/or the Funds’ subadvisors;

c.	On each Business Day, record the prices for every portfolio position using sources approved by the Board;

d.	On each Business Day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.	On each Business Day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each business day;

f.	Provide GCCM with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

(3) General Ledger Accounting and Reconciliation:

a.	On each Business Day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by GCCM. Account for expenditures and maintain accrual balances at a level of accounting detail specified by GCCM;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with UMBFS’s duties hereunder.

(4) Compute net asset value in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.

b.	Issue daily reports detailing per share information of each Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by GCCM.

(5) Assist with the Funds’ annual audit and provide documentation as requested by the Funds’ independent accountants.

The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder.

Schedule C

to the

Administration and Fund Accounting Agreement

by and between

Green Century Capital Management, Inc.

and

UMB Fund Services, Inc.

FEES

Annual Net Asset-Based Fees (per portfolio)

• First $250 million in assets	6.0 basis points, plus

• Next $500 million in assets	5.0 basis points, plus

• Over $750 million in assets	4.0 basis points

For more complex or alternative investment funds (long-short, swaps, etc.) add 2 basis points to each breakpoint fee. Master-feeder funds and funds that are hedged (i.e., more than 10%) require customized pricing.

Subject to

Annual Minimum Fee

• Per portfolio – first two portfolios	$ 65,000
• Each additional portfolio	$ 60,000

Whether minimum fees apply is determined on a per fund basis.

Multi-Class Fee

Per class, per month	$ 1,250

Multi-Manager Fee

• Per manager, per year – first two managers	$ 15,000
• Each additional manager, per year	$ 12,000

CCO Support Services

Annual fee per fund family	$ 3,000

Special Projects and Services	$175/hour

Out-of-Pocket Expenses and Other Related Expenses

Out-of-pocket expenses include but are not limited to portfolio pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); photocopying; binders; dividers; color copies; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with current pricing schedule. Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems. Other expenses will be charged in accordance with the UMBFS’s current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to CCH, NASDAQ and IDC pricing and other security information services).

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of this Agreement and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Optional Services

Online Board Books	One-time implementation/ training fee	Annual fee
• Board online license plus 1 committee	$500	$1,000
• Additional online committee license (per committee)	$100	$350
• Online user license (per user)	$250	$600
• Offline user license (per user)	$200	$600

Mutual Fund Blue Sky Compliance

Notice Filings

Permit Fee	Waived

Includes:

•	Filing all initial and renewal notice applications

•	Filing amendment applications to increase offering amounts

•	Filing amendment applications to reflect changes in fund names or addresses;to merge or terminate funds; to remove classes, portfolios or prospectuses;to change fiscal year-ends; or to change distributors

•	Filing of definitive prospectus and statement of additional information, annual report, post-effective amendment and supplements to the states that still require the filing of such documents

•	Filing of claims of exemption

•	Daily sales monitoring

•	Manual entry of sales amounts for transfer agents that do not provide an electronic interface

•	Ongoing analysis to manage offering amounts

Other Fees and Expenses

Research	$175 per hour

Includes determining availability of exemptions and research on other Blue Sky issues; done only upon request or with prior approval of client.

Interface/Conversion Fee	TBD

Includes programming fees to convert both Blue Sky sales data and permit information, and design of an interface with transfer agent and/or broker dealers to download sales nightly, at rate established by software vendor.

Customized Report Fees

No charge, typically. Reports requiring an unusually large amount of programming time may require the payment of programming fees not to exceed $150 per hour. Programming fees will not be incurred without prior approval of client.

Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, express delivery and expenses, including but not limited to attorney’s fees incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of this Agreement and the corresponding date each year thereafter. Any funds added to this agreement after the effective date will be subject to an annual CPI escalation one year following such fund’s(s’) commencement of operations. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.